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                                  EXHIBIT 8.3
      OPINION OF MORGAN, LEWIS & BOCKIUS LLP REGARDING CERTAIN TAX MATTERS
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                  [Letterhead of Morgan, Lewis & Bockius LLP]

May 26, 1998
International Verifact Inc.
79 Torbarrie Road
Toronto, Ontario M3L 1G5
        Re:    Joint Proxy Statement/Prospectus
Ladies and Gentlemen:

    We have acted as United States counsel to International Verifact Inc., a Canadian corporation ("IVI"), in connection with the preparation of a Joint Proxy Statement/Prospectus, dated May 26, 1998 (the "Joint Proxy/Prospectus"), relating to the Transaction contemplated in the Combination Agreement, dated as of January 16, 1998 (the "Combination Agreement"), among IVI, Checkmate Electronics, Inc., a Georgia corporation ("Checkmate"), IVI Checkmate Corp., a newly-formed Delaware corporation (the "Company"), and Future Merger Corporation, a Georgia corporation and a direct, wholly-owned subsidiary of the Company. Unless otherwise defined herein, capitalized terms used herein have the respective meanings ascribed to those terms in the Joint Proxy/Prospectus.

    In arriving at the opinion expressed below, we have examined and relied upon the following documents:

    (a) the Joint Proxy/Prospectus;

    (b) the Combination Agreement, including the Exhibits thereto;

    (c) the form of Voting and Exchange Trust Agreement;

    (d) the form of Support Agreement;

    (e) the form of Certificate of the Powers, Designations, Preferences and Rights of the Series B Preferred Stock of IVI Checkmate Corp.;

    (f) the form of Plan of Arrangement;

    (g) the form of Exchangeable Share Provisions;

    (h) the forms of Affiliate Agreement for Affiliates of each IVI and Checkmate;

    (i) the Stockholders Agreement;

    (j) the Shareholders Agreement; and

    (k) the tax representations letters to us from IVI, dated May 22, 1998, from Checkmate, dated May 22, 1998 and from the Company dated May 22, 1998.

    We have also read and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of IVI, Checkmate and the Company and such certificates and representations of officers and representatives of IVI, Checkmate and the Company, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion express below. In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We understand and assume that (i) each agreement referred to in clauses (c) through
(g) above will be executed in the respective form attached as an Exhibit to the Joint Proxy/Prospectus; (ii) the agreements referred to in clause (h) above will be executed in the form attached as an Exhibit to the Combination Agreement;
(iii) each agreement referred to in clauses (b) through (j) above or otherwise referred to in the Joint Proxy/Prospectus represents or will represent the valid and binding obligation of the respective parties thereto, enforceable in accordance with its respective terms, and the entire
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agreement between the parties with respect to the subject matter thereof; (iv)
the parties to each such agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein; (v) the transactions provided for by each such agreement or otherwise referred to in the Joint Proxy/Prospectus were and will be carried out in accordance with their terms; and (vi) the tax representations letters referred to in clause (k) above are accurate as of the date hereof and as of the Effective Date.

    Our opinion is based upon existing United States federal income tax laws, regulations, administrative pronouncements and judicial decisions. All such authorities are subject to change, either prospectively or retroactively. No assurance can be provided as to the effect of any such change upon our opinion.

    The opinion set forth herein has no binding effect on the United States Internal Revenue Service or the courts of the United States. No assurance can be given that, if the matter were contested, a court would agree with the opinion set forth herein.

    We have advised IVI in connection with the summary of United States federal income tax consequences that appears in the Joint Proxy/Prospectus under the caption "Material Income Tax Considerations of IVI Shareholders--United States Federal Income Tax Considerations" and we confirm that such discussion, to the extent that it relates to matters of United States federal income tax law, is our opinion. While such discussion describes the material anticipated federal income tax consequences applicable to certain United States holders and Canadian holders, it does not purport to discuss all United States tax consequences and our opinion is limited to those United States tax consequences specifically discussed therein.

    In giving the foregoing opinion, we express no opinion other than as to the federal income tax law of the United States of America.

    We are furnishing this letter in our capacity as United States counsel to IVI and this letter is solely for IVI's benefit. This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below.

    We consent to the reference to our firm under the captions "Legal Matters" and "Material Income Tax Considerations to IVI Shareholders--United States Federal Income Tax Considerations" in the Joint Proxy/Prospectus and we consent to filing of this opinion as an Exhibit to the Joint Proxy/Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required to be filed with the Joint Proxy/Prospectus under the provisions of the United States Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

                                          Very truly yours,

                                          ____/s/ MORGAN, LEWIS & BOCKIUS LLP___